                                                                    EXHIBIT 10.6
                       FIRST ADDENDUM TO LEASE AGREEMENT


         THIS FIRST ADDENDUM TO LEASE AGREEMENT (this "Addendum") is made as of the 30th day of September, 1993, by and between Principal Mutual Life Insurance Company ("Landlord"), and FileTek, Inc. ("Tenant").

                                R E C I T A L S:

         WHEREAS, Landlord and Tenant have entered into that certain Lease Agreement dated April 16, 1993 (the "Lease"), for certain premises described therein (the "Original Premises") and situated within the office located at 9400 Key West Avenue, Rockville, Maryland (the "Building"); and

         WHEREAS, the term of the Lease commenced on April 16, 1993 and expires on April 30, 1998; and

         WHEREAS, pursuant to Paragraph 49 of the Lease, Tenant was granted certain rights with regard to available space in the Building; and

         WHEREAS, Landlord has provided Tenant with notice of its receipt of a bona fide offer from a third party to lease a portion of the second (2nd) floor in the Building; and

         WHEREAS, Tenant wishes to exercise its right of first refusal with regard to such portion of the second floor, with certain modifications to the provisions otherwise set forth in Paragraph 49 of the Lease, all as more particularly set forth hereinafter; and

         WHEREAS, Landlord is willing to agree to modify certain terms set forth in Section 49 of the Lease as it relates to Tenant's exercise of its right of first refusal in this instance, subject to the further terms and conditions hereinafter set forth.

                              W I T N E S S E T H:

         NOW, THEREFORE, in consideration of the foregoing recitals, of Ten Dollars ($10.00) in hand paid, of the mutual covenants hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

         1.      Addendum.   This Addendum shall supplement and form a part of
the Lease, and all capitalized terms used herein shall have the same meaning as was ascribed to such terms in the Lease, unless expressly indicated to the
contrary herein.   It is the intention of Landlord and Tenant that this
Addendum be construed in such a manner so as to reconcile the terms hereof with the terms of the Lease to the fullest extent possible;



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provided, however, that in the event of any irreconcilable conflict between the terms of this Addendum and the terms of the Lease, the terms of this Addendum shall control.

         2.      Grant of Leasehold.   Landlord, in consideration of the rent
to be paid and the other covenants and agreements to be performed by Tenant, and upon the terms hereinafter stated, does hereby lease, demise and let unto
Tenant the "Expansion Premises" as hereinafter defined.   The "Expansion
Premises" shall mean Suite #200 in the Building, generally outlined in the floor plans attached hereto as Exhibit "A", consisting of 12,152 Rentable
Square Feet of space.   On or before the Expansion Commencement Date (as
defined below), Landlord shall deliver to Tenant a certificate of the Landlord's architect, confirming the Rentable Square Foot area of the Expansion Premises, measured in accordance with the Washington, D.C. Association of Realtors Method of Measurement dated January 1989 reflecting the Building core factor of twelve and one-half percent (12.5%) or lower. If there is any discrepancy between the measurement so certified by Landlord's architect and that set forth above, appropriate adjustments will be made to the Tenant's Basic Rent, Tenant's Proportionate Share and the Expansion Allowance (as
defined herein).   The initial rental rate for the Expansion Premises shall be
Tenant's then escalated rental rate for the Original Premises (calculated on a per square foot basis) determined as of the Expansion Commencement Date (as defined below), with future escalations to coincide with any escalations of
rent with respect to the Original Premises, as set forth in the Lease.   For
all purposes of this Addendum, Landlord and Tenant agree that the Commencement Date for the Expansion Premises (the "Expansion Commencement Date") shall be November 1, 1993, irrespective of the deferral of the construction of leasehold improvements therein under Paragraph 7, below; provided, however, that if the Tenant commences beneficial occupancy of any portion(s) of the Expansion Premises prior to November 1, 1993, then the Expansion Commencement Date with respect to such portion(s) of the Expansion Premises shall be the date upon
which Tenant commences beneficial occupancy thereof.   From the Expansion
Commencement Date until April 30, 1994, Tenant's Basic Rent for the Expansion Premises shall equal $13.00 per Rentable Square Foot per year, payable in equal monthly installments of $13,164.67 each (or a prorated portion thereof, for any period when the Expansion Commencement Date has occurred with respect to a portion of the Expansion Premises but not with respect to the remainder of the Expansion Premises), subject to escalation on May 1, 1994, and annually
thereafter, as otherwise provided for in the Lease.   All escalations of rent
for the Expansion Premises shall be effective at the same time and in the same manner as escalations to the Basic Rent payable by Tenant with regard to the Original Premises. For all purposes of the Lease, the term "Premises" shall mean both the Original Premises and the Expansion Premises and all provisions of the Lease which are applicable to the Premises shall apply to both the Original Premises and the Expansion Premises, with the same force and effect as if restated fully herein, but amended mutatis mutandis to reflect and conform to the provisions of this Addendum.





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         3.      Aggregate Square Feet.   After addition of the Expansion
Premises to the Original Premises, the number of Rentable Square Feet of space constituting the Premises shall equal 41,960 square feet.

         4.      Depiction of Post-Expansion Premises.   Exhibit "A-1" of the
Lease shall be, and the same hereby is, amended by substituting in place thereof the document entitled "Exhibit A-1 to Lease" which is attached as Exhibit "B" to this Addendum.

         5.      Aggregate Monthly Basic Rent.   Effective on the Expansion
Commencement Date, the amount of Monthly Basic Rent for the Premises (as increased by the Expansion Premises) shall equal $45,832.58 (or a prorated portion thereof, for any period when the Expansion Commencement Date has occurred with respect to a portion of the Expansion Premises but not with respect to the remainder of the Expansion Premises), subject to escalation in accordance with Paragraph 4 of the Lease on May 1, 1994 and annually thereafter.

         6.      Tenant's Proportionate Share.   Effective on the Expansion
Commence-ment Date, Tenant's Proportionate Share shall be, and hereby is, increased from fifty-nine and 52/100 percent (59.52%) to Eight-Three and 79/100 percent (83.79%) (or a prorated portion thereof, for any period when the Expansion Commencement Date has occurred with respect to a portion of the Expansion Premises but not with respect to the remainder of the Expansion
Premises).   Such percentage is equal to a fraction, the numerator of which equals the number of Rentable Square Feet within the Premises (41,960) and the denominator of which equals the total number of Rentable Square Feet in the Building (50,078).

         7.      Construction of the Expansion Premises.   Landlord and Tenant
agree that, notwithstanding any provision of Sections 49 and 7 of the Lease to the contrary, Landlord and Tenant shall defer the buildout of leasehold improvements within the Expansion Premises, and the application of Landlord's $12.00 per square foot allowance toward the cost of buildout of such leasehold improvements (or to the other leasehold improvements referenced in Subparagraph 7(i) herein), in accordance with the terms and conditions provided for below:

                 a. In accordance with Section 49 of the Lease, Landlord hereby confirms its agreement to construct leasehold improvements to the Expansion Premises and apply an allowance toward the hard and soft costs of such construction (or to the other leasehold improvements referenced in Subparagraph 7(i) herein) in an amount equal to $145,824.00 (which is calculated at a rate of $12.00 per Rentable Square Foot of the Expansion Premises), with such allowance (the "Expansion Allowance") to be paid as, when
and in the manner provided for hereunder.   Tenant agrees that the Expansion
Allowance shall be applicable solely to the construction of leasehold improvements in the Expansion Premises, and shall not be available to Tenant for any other purposes (such as, but not limited to, application against moving expenses, equipment purchases or any rental obligation of Tenant under the Lease); provided that, to the extent the Expansion





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Allowance exceed the Hard Costs and Soft Costs (as defined below) of Landlord's
Work in constructing the Expansion Premises, after final completion of all such work, Tenant shall have the right to apply any remaining amount thereof to the cost of permitted additional leasehold improvements to the Original Premises or the Expansion Premises or to the cost of leasehold improvements associated with any future expansion by Tenant in the Building, in accordance with Subparagraph
7(i) below.   Landlord's obligation to construct the Expansion Premises, or to fund the Expansion Allowance, shall be excused for so long as Tenant shall be in monetary default under this Lease beyond any applicable cure period, and shall be terminated upon any termination of the Lease whether before or after completion of such construction, or expenditure of such Expansion Allowance.

                 b. At any time after execution of this Addendum by Landlord and Tenant, Tenant may elect to commence the process of constructing leasehold improvements to the Expansion Premises by so notifying Landlord in
writing.   After such notice, Tenant shall meet with Landlord's space planner and provide such space planner with all information reasonably necessary to
prepare a space plan for the Expansion Premises.   Landlord's space planner
will prepare a space plan based upon such information within five (5) business
days after receipt of such information.   After such delivery by Landlord to
Tenant of such space plan, Tenant may accept the space plan as proposed or
request reasonable modifications to such space plan.   If Tenant requests
modifications to the space plan, Landlord shall deliver a revised space plan to Tenant within five (5) business days after such request.

                 c. As soon as reasonably practicable (and in all events within thirty (30) days) after Tenant's written approval of the space plan, Landlord shall provide Tenant with Landlord's final construction plans and specifications for the Expansion Premises showing all electrical, mechanical, HVAC and partitioning requirements (including equipment specifications) necessary to complete the construction of the Expansion Premises in accordance
with the approved space plan.   Tenant shall review and either approve in
writing such plans for the Expansion Premises or advise Landlord in writing of
any objection thereto within a time period after delivery of such plans.   If
Tenant makes objections to such plans, Landlord shall cause its architect and/or engineer to make appropriate changes thereto, and shall deliver revised plans to Tenant as soon thereafter as is reasonably practicable (and in all events within ten (10)days thereafter). Landlord agrees to construct the Expansion Premises for occupancy by Tenant in accordance with the final construction plans and specifications agreed upon by the parties in accordance with the procedure set forth above ("Landlord's Work").

                 d.       Landlord and Tenant shall use all reasonable efforts
to agree on final construction plans and specifications. Landlord shall not be obligated to accept any requested plans or revisions by Tenant which (1) would adversely affect the structural integrity of the Building and Premises, or the proper functioning of the electrical, plumbing, HVAC and other mechanical systems serving the Building and Premises, or (2) would not be "Standard
Improvements".   The term "Standard Improvements" shall mean office leasehold improvements which are substantially similar to the types and





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design of the office leasehold improvements now constructed within the first floor of Tenant's premises, or which are substantially in accordance with the space planning program set forth on Exhibit "C" attached hereto and made a part
hereof.   The foregoing notwithstanding, if Tenant agrees that, upon Landlord's election at the time of expiration or earlier termination of this Lease, Tenant will remove all improvements which are not Standard Improvements from the Premises upon expiration or earlier termination of this Lease and restore the affected areas to "vanilla finish" office improvements or Standard Improvements at Tenant's sole expense, Tenant shall have the right to use the Expansion Allowance for the construction of improvements which are not Standard Improvements. In the event Landlord and Tenant are unable to agree upon final construction plans and specifications despite using all reasonable efforts, then the parties agree to submit the matters in dispute to binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, with such arbitration to be conducted (i) by one or more arbitrators who are qualified and experienced in arbitrating commercial lease disputes in the Washington, D.C. metropolitan area and, in particular, the suburban Maryland office/R&D submarket, (ii) on an expedited basis, with full discovery, and (iii) with each party to bear its own costs in connection therewith.

                 e. After final approval, Landlord shall promptly let for bid the approved plans and specifications for Landlord's Work, to at least three (3) qualified and available general contractors, and shall deliver copies of all such bids to Tenant within five (5) business days after receipt of the
bids.   Landlord and Tenant agree to accept the lowest bid within a reasonable time period after delivery of all bids received to Tenant, unless Landlord and Tenant agree to accept a higher bid, or either Landlord or Tenant, if the other party does not wish to accept a higher bid, agrees to pay the incremental
additional cost associated with such higher bid.   Prior to acceptance of the
applicable bid, Landlord shall deliver to Tenant a schedule of values showing the actual costs of Landlord's Work with line itemization and breakdowns of all
bids by subcontractors.   Landlord agrees that it will formally accept the
successful bid within two (2) business days after the date Landlord and Tenant
mutually agree upon which bid is to be accepted, as provided above.   Except
for approved Change Orders, such schedule shall set forth the entire Hard Costs
and Soft Costs (as defined below) of Landlord's Work.   Prior to commencement
of Landlord's Work, Tenant shall deposit with Landlord an amount equal to all Hard Costs and Soft Costs of Landlord's Work in excess of the Expansion Allowance (the "Excess Amount"), as follows: (A) The first three dollars ($3.00) per square foot of Excess Amount shall be deposited with or paid to Landlord in three (3) equal installments, the first one-third (1/3) payable on the date Landlord accepts the successful bid for Landlord's Work (and in all events prior to the date Landlord commences construction of Landlord's Work), the second one-third (1/3) payable upon 50% completion of Landlord's Work, as certified by the general contractor and Landlord's construction manager or architect, and the final one-third (1/3) payable upon substantial completion of such work (as defined in Paragraph 7(j), (below); and (B) One hundred percent (100%) of the portion of Excess Amount which exceeds three dollars ($3.00) per square foot shall be deposited with Landlord prior to the commencement of
Landlord's Work.   Such deposit ("Tenant's Expansion Deposit") shall be applied by





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Landlord (pro-rata with the Expansion Allowance) to satisfy the Hard Costs and
Soft Costs of Landlord's Work.   Landlord agrees to construct the Expansion
Premises on a fixed-price contract basis (subject to written change orders approved by Landlord and Tenant which are required by prudent construction practices or unavailability of specified materials) which approval shall not be
unreasonably withheld, conditioned or delayed.   Any delay in completion of
Landlord's Work caused by Tenant's failure to respond promptly (i.e., within three (3) business days) to requested change orders described in the previous sentence shall be considered a "Tenant Delay" hereunder.

                 f. The "Hard Costs and Soft Costs" of Landlord's Work shall include (i) all reasonable costs associated with the preparation of plan and specifications by Landlord or Landlord's architects and engineers, (ii) reasonable construction management fees (not to exceed five percent (5%) of the amount of all other Hard Costs and Soft Costs), and (iii) all reasonable and customary costs, fees and expenses incurred by Landlord and paid to contractors, subcontractors, suppliers, and manufacturers, for all labor and materials, general conditions and contractor profits (not to exceed ten percent (10%) with respect to Landlord's Work in constructing the Expansion Premises in accordance with the final construction plans and specifications approved by
Landlord and Tenant.   The Hard Costs and Soft Costs of Landlord's Work shall
not include general overhead charges of Landlord.    Within thirty (30) days
after completion of Landlord's Work as to any stage of construction, Landlord shall prepare a reconciliation of all actual Hard Costs and Soft Costs of Landlord's Work with respect to such stage as such costs may change from the
costs previously submitted (the "Actual Costs").   Subject to the provisions of
Subparagraph 7(h), below, to the extent (i) the Actual Costs exceeded the sum of the Expansion Allowance allocable to such stage plus Tenant's Expansion Deposit, Tenant shall pay to Landlord the amount of such excess within ten (10) days after Tenant's receipt of Landlord's reconciliation, and (ii) the Actual Costs were less than the sum of the Expansion Improvement Allowance allocable so such stage plus Tenant's Expansion Deposit, Landlord shall pay to Tenant the amount of such difference (but in no event more than the amount of Tenant's Expansion Deposit) within ten (10) days after Landlord's delivery of its
reconciliation to Tenant.   In the event the Actual Costs are less than the
Expansion Improvement Allowance, Tenant shall be entitled to a credit as a result thereof, in accordance with Subparagraph 7(i), below.

                 g. In no event will Tenant be entitled to any rental abatements, rent or cash concession, or other offset or credit, as a result of Landlord's Work in constructing the Expansion Premises, except as set forth in Subparagraph 7(h), below, and Tenant agrees that rent shall be payable with respect to the Expansion Premises from and after the Expansion Commencement Date set forth above, without regard to the status of completion or the manner, timing or conduct of Landlord's Work except as set forth in Subparagraph 7(j), below.

                 h.       Notwithstanding anything to the contrary in this
Section 7, Tenant, at its sole option, may elect to commence the construction of leasehold improvements to only a portion of the Expansion Premises at any time after execution of this Addendum





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by both parties.   In such event, the construction of leasehold improvements to each portion of the Expansion Premises shall be performed in accordance with
the provisions of this Section 7, but subject to the following.   To the extent
Tenant requests that Landlord construct improvements to the Expansion Premises in stages, the Expansion Allowance shall be prorated on a per Rentable Square Foot basis (for the stage then under construction) in determining the amount of the Expansion Allowance which Landlord is obligated to apply to such stage of construction, as well as the amount of Tenant's Expansion Deposit with respect
thereto.   The foregoing notwithstanding, if (i) Tenant makes an Expansion
Deposit in connection with the construction of an earlier stage of Landlord's Work in the Expansion Premises, and (ii) in constructing all subsequent stages of the Expansion Premises, Landlord's Hard Costs and Soft Costs for such subsequent stages are in the aggregate less than the pro-rata portion of the Expansion Allowance allocated to such stages in accordance with this Subparagraph 7(h), Landlord agrees to pay to Tenant the difference (but in no event more than the aggregate amount of Tenant's Expansion Deposit deposited by Tenant as to all previous stages) within ten (10) business days after
Landlord's final reconciliation of Actual Costs for all stages of construction
has been completed.   It is the intention of the parties that the Expansion
Allowance generally be pro-rated over the construction of the entire Expansion Premises, but that Tenant not ultimately be required to incur out-of-pocket expenses in connection therewith if, after final reconciliation, the total Actual Cost of Landlord's Work on the Expansion Premises (after final completion thereof) is less than the total available Expansion Allowance.

                 i. If, after final completion of Landlord's Work on the entire Expansion Premises, there is any portion of the Expansion Allowance which has not been expended, such portion (the "Remaining Balance") shall be available to be utilized by Tenant, at Tenant's written election, either (1) in the construction of further leasehold improvements to the Premises otherwise permitted under the Lease and this Subparagraph 7(i), or (2) to be added to any tenant improvement allowance applicable to further expansion by Tenant in the
Building.   If Tenant elects to utilize the Remaining Balance, if any, for the construction of further leasehold improvements to the Premises, the following requirements shall apply: (i) the improvements proposed by Tenant shall comply in all respects with Section 10 of the Lease; and (ii) the improvements shall not include any improvements which are not Standard Improvements, as the same are defined in (and except to the extent the same would be permitted under the
penultimate sentence of) Subparagraph 7(d), above.   The provisions of Section
10 of the Lease, and of this Section 7, shall apply to the construction of any such additional improvements, and the timing and amount of Landlord's application of any such Remaining Balance to the costs associated therewith.

                 j. Subject to Unavoidable Delays and Tenant Delays (as defined in Subparagraph 7(k), below), Landlord shall substantially complete Landlord's Work with respect to each portion of the Expansion Premises, (i) within forty-five (45) days after Landlord's acceptance of the successful bid for Landlord's Work or, if applicable, Landlord's receipt of Tenant's Expansion Deposit as to such work, whichever is later, if





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the portion of the Expansion Premises then being improved by Landlord has 5,000 or fewer Rentable Square Feet, or (ii) within sixty (60) days after Landlord's acceptance of the successful bid for Landlord's Work or, if applicable, Landlord's receipt of Tenant's Expansion Deposit as to such Work, whichever is later, if the portion of the Expansion Premises then being improved by Landlord
has more than 5,000 Rentable Square Feet.   If Landlord shall fail to complete
Landlord's Work with respect to any portion of the Expansion Premises within the time period hereinabove specified in this Subparagraph 7(b), other than as a result of Unavoidable Delays (up to the first fifteen (15) days thereof) or Tenant Delays, then all Basic Rent and other charges for such portion of the Expansion Premises shall be abated from the expiration of such period until Landlord's Work with respect to such portion of the Expansion Premises is substantially completed (i.e., completed except for minor punch list items) and Landlord has obtained Tenant's final certificate of use and occupancy, provided that any delay in obtaining a final certificate of use and occupancy which was not caused by Landlord's failure to complete Landlord's Work in accordance with applicable codes (i.e., such as due to Tenant's failure to install its furniture and equipment in accordance with applicable fire or other codes or due to unusual governmental delays not caused by Landlord's failure to make reasonably diligent application for necessary permits or inspections) shall constitute either a Tenant Delay or an Unavoidable Delay (as the case may be) and Basic Rent and other charges will not be abated for the period corresponding to such Tenant Delays or for the first fifteen (15) days of such Unavoidable Delays, if any.

                 k. The term "Unavoidable Delays" shall mean (1) delays sustained by Landlord in obtaining permits for, or governmental inspections of, Landlord's Work despite Landlord's reasonable diligence, or (2) delays due to the unavailability of labor and/or materials specified in the approved plans and specifications despite Landlord's reasonable diligence, or due to war, strikes, civil unrest or other causes beyond Landlord's reasonable control.
The term "Tenant Delays" shall mean delays caused by the acts and/or omissions of Tenant, its agents, employees, invitees and contractors, which hinder, interfere with or otherwise delay Landlord's completion of Landlord's Work. Landlord's obligation to complete Landlord's Work within specified time periods under Subparagraph 7(j), above, shall be extended one (1) day for each day of delay due to Unavoidable Delays or Tenant Delays, provided Landlord shall notify Tenant promptly (and in all events within three (3) business days) after the occurrence of an Unavoidable Delay or a Tenant Delay, of the existence and nature thereof, and, provided further, that Tenant shall be entitled, as Tenant's sole remedy, to abatement of Basic Rent and other charges for any portion (but only such portion) of the Expansion Premises which is not completed within fifteen (15) days after the time specified for such completion under Paragraph 7(j), above due to Unavoidable Delays which, in the aggregate, exceed such fifteen (15) day period, such abatement to commence on the 16th day after the date Landlord's Work was otherwise required to be completed but for such Unavoidable Delays, and to expire on the date Landlord's Work is completed within the meaning of the last sentence of Paragraph 7(j), above.





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         8.      Additional Security.   Paragraph 51(h) of the Lease shall be,
and hereby is, amended by deleting the phrase "Thirty-Two Thousand Five Hundred and 00/100 Dollars ($32,500.00)" and inserting in place thereof the phrase "Forty-Five Thousand Six Hundred Sixty-Five and 00/100 Dollars ($45,665.00)", and Tenant shall cause the bank which issued the letter of credit referenced in paragraph 51(h) of the Lease to amend the letter of credit to conform to this Paragraph 8 within thirty (30) days after execution of this Addendum.

         9.      Additional Provisions.

                 a. Landlord and Tenant acknowledge and agree that (i) Landlord will not be providing the services and facilities described in Section 6 of the Lease to the Expansion Premises prior to completion of Landlord's Work therein unless Tenant requests in writing that such services and facilities be provided to all or part of the Expansion Premises, in which event, subject to the last sentence of this Subparagraph 9(a) (A) such request shall constitute Tenant's assumption of beneficial occupancy of the applicable portion of the Expansion Premises on the date such services and facilities commence, and (B) such services and facilities will, subject to the third to last sentence of this Subparagraph 9(a), be provided to the applicable portion of the Expansion Premises solely to the extent feasible taking into account the design of mechanical systems serving the Expansion Premises as soon after Landlord's receipt of Tenant's written notice as is reasonably practicable in the exercise of reasonable diligence by Landlord, and Tenant further agrees that such services and facilities may be temporarily interrupted or disrupted to the extent necessary in order for Landlord to complete Landlord's Work in situations where Tenant has elected to take occupancy of all or a portion of the Expansion Premises prior to the completion of Landlord's Work; (ii) Tenant may, subject to compliance with applicable laws and ordinances and the other terms and provisions of this Addendum, elect to take beneficial occupancy of all or part of the Expansion Premises prior to completion of Landlord's Work;
(iii) any breach of the provisions of this Addendum shall constitute a breach of the Lease and shall be subject in all respects to the provision of Sections 20 and 21 of the Lease; (iv) the provisions of this Addendum shall not be cited in any legal proceeding to support any contention by Tenant that it has the right, pursuant to Section 49 of the Lease, to defer its construction obligations under Sections 49 and 7 of the Lease in connection with any future exercise by Tenant of its right of first refusal pursuant to the Lease; (v) this Addendum, and Tenant's use of the Expansion Allowance other than for costs associated with constructing leasehold improvements to the Expansion Premises, shall not be cited in any legal proceedings by Tenant to support any contention by Tenant that it has the right to apply any future allowance provided for under Sections 47 and 49 of the Lease in connection with a future expansion of the Premises for purposes other than constructing leasehold improvements to such expansion area; and (vi) if Tenant uses the Expansion Allowance solely to pay the cost of leasehold improvements to the Expansion Premises, such use shall not be cited in any legal proceeding to support any contention by Landlord that the allowance to be provided by Landlord to Tenant under Section 49 of the Lease must be used by Tenant solely to pay the cost of leasehold improvements to expansion





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space acquired by exercise of the right of first refusal provided for therein.
The foregoing understandings shall not be construed to limit any other arguments which may be asserted by either Landlord or Tenant in support of any contention relating to the enforcement of the Lease and the appropriate construction of any provisions therein relating to Tenant's expansion rights
thereunder.    To the extent Tenant requests that services and facilities be supplied to any portion(s) of the Expansion Premises less than the whole thereof, and the supply of such services and facilities to such portion would involve modifying the Building's mechanical, utility or other systems in order to supply such portion only (and not other portions of the Expansion Premises) Tenant agrees that Landlord may decline to supply such services and facilities to the portion designated by Tenant unless Tenant agrees (A) to assume beneficial occupancy of the entire Expansion Premises, or such larger portion thereof to which such services and facilities can be supplied by Landlord without having to modify the Building's mechanical, utility or other systems, or (B) that all costs and expenses associated with the necessary systems modifications shall be deemed part of the Hard Costs and Soft Costs of Landlord's Work and thus chargeable to (and payable out of) the Expansion Allowance (in which event Landlord shall incorporate such systems modifications into Landlord's Work and complete them as soon as reasonably practicable after approved plans and bids therefore have been arrived at (and any required Tenant Deposit made) in accordance with the procedures set forth in Paragraph 7, above, and such services and facilities shall thereafter be supplied by Landlord as soon after the date such systems modifications are completed by Landlord as is reasonably practicable in the exercise of reasonable diligence, and otherwise within the time frames referenced in Paragraph 7(j), above). Landlord agrees that, at Landlord's sole cost and expense, the HVAC equipment serving the Expansion Premises will be in good and proper working condition as
of the date Landlord commences supplying services thereto.   The foregoing
notwithstanding, Tenant acknowledges that water, HVAC and/or electricity provided to the Expansion Premises shall necessarily be supplied within the parameters of the systems as presently configured, and that all modifications thereto (if any) required or requested by Tenant will be paid for by Tenant, either out of the Expansion Allowance, or Tenant's separate funds, as the case may be.

                 b. Landlord agrees that, to the extent the services and facilities described in Section 6 of the Lease are not being supplied to a portion of the Expansion Premises after the Expansion Commencement Date, Tenant shall be entitled to a monthly rent credit (the "Rent Credit") against Monthly Basic Rent for the Expansion Premises equal to six and 58/100 cents ($0.0658) per rentable square foot of that portion of the Expansion Premises as to which such services and facilities are not being supplied. The foregoing notwithstanding, Tenant agrees that such Rent Credit shall (i) not apply to that portion of the Expansion Premises which Tenant will immediately be occupying, as described in the preliminary space plan attached as Exhibit C hereto, and (ii) terminate upon the earlier to occur of the date such service and facilities commence being supplied to such portion of the Expansion Premises, or that date which is one (1) year after the Expansion Commencement Date.





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
         10. Acknowledgement Regarding Right of First Option. Landlord and Tenant acknowledge and agree that Section 47 of the Lease is, and shall continue, in full force and effect, as if fully restated herein, and that nothing set forth in this Addendum shall affect the continuing applicability of
Section 47 of the Lease to the remaining premises leased to U. S. West pursuant
to the lease referenced in said Section 47.   Without limiting the entire
restatement of Section 47 set forth above, Landlord acknowledges that the U S West Lease expires by its terms on March 31, 1994, and that Landlord will give Tenant written notice of such expiration within a reasonable time prior to such expiration date, and Tenant shall then have the right to exercise its right of first option to lease such space, pursuant to and in accordance with Section 47 of the Lease, by written notice to Landlord within fourteen (14) days after its receipt of Landlord's notice.

         11.     Full Force and Effect.   Except as modified hereby, the Lease
shall continue in full force and effect unmodified.

         IN WITNESS WHEREOF, Landlord and Tenant have executed this First Addendum as of the day and year first written above.

                                    TENANT:

                                    FILETEK, INC.

                                    By:    /s/ William P. Loomis
                                       ----------------------------------------
                                    Name:  William P. Loomis
                                    Title: V.P., Finance & Administration
                                          -------------------------------------

                                    LANDLORD:
                                             ---------

                                    PRINCIPAL MUTUAL LIFE INSURANCE
                                    COMPANY

                                    By:    /s/ Randall C. Mundt
                                       ----------------------------------------
                                    Name:  Randall C. Mundt
                                    Title: Director, Commercial Real Estate
                                          --------------------------------------

                                  Exhibit "A"

 A diagram of Suite #200 in the Building consisting of 12,152 rentable square feet of space.

                                  Exhibit "B"

                   A diagram of the post expansion premises.

                         EXHIBIT "C" TO FIRST ADDENDUM


I.       OUTLINE INTENT

         The following outline is provided to generally describe the information associated with the construction of the building standard tenant improvements for FileTek, Inc., Located at 9400 Key West Avenue, Rockville.

         This outline will not cover all materials, methods and equipment required to complete the improvements currently in place or planned in future projects, but provides for an overview of the level of work to be completed and generally describes building standard improvements.

II.      CONSTRUCTION SPECIFICATIONS

         1.    Demolition

               A.  Partitions

                   1. Demolition of all existing tenant improvements shall be complete all terminations made to utilities and repairs made to core elements of the building.

                   2. After demolition, repair all work on existing partitions to remain.

                   3. If partitions are mechanically attached to window mullions, after demolition, repair all screw holes and refinish mullion to match existing finish.

                   4.     Replace all damaged ceiling tiles and ceiling grid.

               B.  Metal Door Frames

                   1.     Reuse existing frames where applicable.

                          Repair and refinish all existing frames to be reused to match in quality of all new frames.

                   2. New frames as required at interior locations shall be 16 gauge with 2" face dimension and to be KD type. All frames will be reinforced to receive hardware.

               C.  Wood Doors

                   1. Reuse and hang all existing doors in new locations compatible with swing and hand of door.

                          Repair and refinish all existing doors to be reused to match in quality all new doors.

                   2. All new doors shall be 3'-0" x 6'-8" x 1 3/4" wood hollow core with paint grade birch veneer unless noted otherwise.

                   3.     Reinforce all doors to receive hardware.





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
                   4. All relocated or revised hardware within the FileTek space will be made to comply with the A.D.A. requirements.

               D.  Computer Room Raised Floor

                   1. Existing computer room raised floor shall be disassembled, refurbished and reinstalled along with all necessary hardware.

III.     NEW CONSTRUCTION

         A.    Metal Studs and Gypsum Board

               1. Material selections, including stud gauges and sizes, will be based on manufacturer's printed data and requirements, and on ANSI Standard A97.2.

               2. Wallboard will be manufacturer's standard products, ASTM C36, tapered edge, 48" wide, typically 1/2" thick unless otherwise indicated. Gypsum Board at wet locations to be moisture resistant.

               3. Studs will be screw-type, zinc-coated, prepunched; sized and gauged as appropriate for height, span and partition
                   thickness.   Channel and stud assemblies will have a minimum
                   deflection of L/240.   Studs, runners and furring channels
                   will conform to ASTM C645.

               4. Trim and accessories including casing beads, corner beads, edge beads, control joint and reveals will be zinc-coated steel, PVC or aluminum where approved. Exposed "J" trim will not be permitted.

               5.  Joint compound will be ready-mixed, prefill, taping and
                   topping compound complying with ASTM C475.   Reinforcing
                   tape will be ASTM C475 perforated cross-fibered paper with feathered edges.

               6. Fasteners and screws will be as required by the manufacturer.

               7. Installation as shown will be 4 pcf density, semi-ridged mineral fiber batt or blanket; U.S. Gypson 1 1/2"
                   "Thermafiber" or equal.   Insulation shall be provided at
                   all conference rooms, corner offices and computer rooms. Provide 2' wide 3 1/2" batt fiberglass insulation above ceiling on each side of partitions for rooms indicated above.

               8. Sealant at partitions will be similar to Tremco Acoustical Sealant or "Acrylic Latex Caulk AC-20" by Pecora Corporation.

               9.  Provide floor to deck partitions with 1  1/2" thermafiber
                   insulation at computer room.   Provide 2' side 3  1/2" batt
                   fiberglass insulation above ceiling on each side of
                   partitions on rooms indicated above.   Install 6 mil
                   polyvinyl sheet on walls at computer room side.

              10.  All new wall board partitions to be spackled and sanded
                   ready for painting.   Where new partitions align with
                   existing match existing in type of construction of thickness.

         B.   Acoustical Ceiling

              1.   Ceiling tile and grid are existing.   Contractor to remove
                   and protect ceiling tiles to be reinstalled after work in
                   plenum is complete.   Damaged tiles are to be replaced by
                   Contractor;   match existing.

              2. Contractor to provide edge angles at partitions to be extended to structure above.

         C.   Glass Partitions

              1. A glass and aluminum window wall system shall be provided at the computer room.

              2. The computer room system shall consist of a narrow line mullion system, anodized aluminum finish. Glass shall be 3/8" to 1/2" tempered glass.

              3. The glass wall and doors at the reception area shall match those provided at the lower level.

              4. This entrance shall be constructed in phases to accommodate anticipated expansion into adjoining areas.

              5. Hardware shall be provided for each phase as required and to match function and finish of existing.

              6. The glass wall and doors will have an etched logo and graphics.

         D.   Finish Hardware

              1. Work included: Provide finish hardware throughout the work as specified herein and as needed for a complete and proper installation.

              2. Existing hardware to be reused in new locations shall be in good working condition.

              3.   New Hardware:

                   a. Coat Closets Hardware: "Stanley" Series 2700 or equal with "Ives" Modern Pulls No. 1130-3" with 625 finish.

                   b.     All other doors unless indicated otherwise:

                          Hinges: Stanley or equal five knuckle full mortise hinges No. FBB17 4x4, 1 1/2 pair per door, prime coated for painting.

                          Lockset: "Schlage" medium duty, classroom lock lever handles ATH (Athens) with 626 finish and cylinder lock.

                   c. Closers: "LCN" closers, Superstock Series 1460/1461 or equal.

                   d.     Panic Devices;  Von Duprin or equal.

                   e. Cypher Locks: Simplex/Unican high frequency use. "Unican" 1000 push-button combination.

              4.   All doors to have locksets unless noted.

              5.   Locksets shall be master keyed and keyed by department.

         E.   Computer Access Floor System

              1. Relocate 24" x 24" x 12" high computer access floor with plastic laminate cover, high wear type, grade HW 120 (0.120
                   inch thick).   Provide 20 fully trimmed 6" x 6" grommets and
                   10 perforated return grilles, include two (2) sets of steps
                   and a ramp as indicated, complete with handrails.   Provide
                   one suction floor tile removal handle. See material finish for tile selection.

                   Provide carpet tiles with static control at raised floor in
                   Demo Room.   See material finish for carpet selection.

                   Computer access floor shall be as manufactured by Tate Access Floors, Inc., or equal.

         F.   Folding Panel Partitions

              1. Where required provide a folding partition similar to "HUFCOR" classic services 7500, paired panels with custom fabric face. Folding panels shall have STC rating of 49.

         G.   Project Screens

              1. Projection screens shall be recessed in the ceiling, 6' x 6' electrically operated. Projection screens shall be Day-Lite Electrol or equal.

         H.   Residential Equipment (Two Kitchens)

              1.   Type of equipment included:

                   a.     Dishwasher
                   b.     Full height refrigerator
                   c.     See plumbing drawing for garbage disposal.

              2.   Products

                   a. Dishwasher shall be Kenmore, Model 14411, 120v/60hz or equal.
                   b. Full height refrigerator shall be Kenmore, Model 61261 with icemaker, white on white or equal.

         I.   Architectural Woodwork

              1.   Provide 'Merrillat Industries' Avia series cabinets above
                   and under counter at all kitchens.   See elevations on
                   drawings A-1 and A-3.

         J.   Access Control System

              1. Furnish and install access control system at first floor front and rear doors and at a second floor suite entry. System will consist of card readers, door contacts, passive infrared detectors and exist buttons, and to be connected to a security company with a U.L. approved control station.

              2. At first floor provide loading dock buzzer system with activation switch in loading dock and a bell and light in
                   engineering lab.   (modification to location).

         K.   Vertical Blinds (Computer Room)

              1. Vertical blinds shall be as manufactured by Graber or equal, G-71 top and bottom channels and vertical louvers. Vertical louvers shall be solid PVC color No. 3304 silver gray. Install blinds to stack on both sides of glass wall.

IV.      FINISHES

         A. Carpet shall be "Stevens," 30 oz., glue down installation or equal.

         B. Resilient Flooring shall comply with RSSS-T-312, Type IV, Composition 1, size 12" x 12" x 1/8", colors and patterns to be
              selected later.   Resilient flooring shall be "Armstrong
              Stonetex" or equal.

              Resilient flooring shall be installed in the Kitchens, Mail Room and Copy Rooms.

         C. Vinyl base shall be "Armstrong Embossed" 4"H vinyl wall base or equal, throughout.

         D.   Painting

              1. Gypsum dry wall:

                 Primer: Acrylic primer sealer - Duron Drywall Printer vinyl latex sealer, 18-004

                 1st and 2nd coats:       Acrylic latex flat - Duron Deluxe
                                          Flat vinyl latex, 38 series

              2. Wood Doors:  (Semi-Gloss Finish)

                 Primer: Alkyd primer sealer - Duron Alkyd Enamel undercoater, 04 series

                 1st and 2nd coats:       Acrylic latex semi-gloss
                                          - Duron Deluxe
                                          Semi-gloss enamel, 35 series

                 Products from The Glidden Company, Benjamin Moore and Pratt and Lambert are acceptable substitutions.

         E.  Wallcoverings

             1. Where required vinyl wallcoverings will be used that are similar in weight to those specified for use on the lower level.

V.       MECHANICAL CONSTRUCTION

         A. All mechanical and air handling equipment shall, where applicable, match those materials and equipment currently used within this project.

         B. All General Office areas, Coffee Stations, Copy Rooms and Storage areas shall be heated and cooled by the base building perimeter heat pump or interior ducted system.

         C.  All supply and return air diffusers shall match building standard.

         D. All duct work shall be of the required sizes and gauge to allow for an efficient, balanced, air delivery system.

         E. All existing mechanical controls shall be relocated as required and new controls added compatible with existing system.

         F. Where perimeter office layouts require the relocation or addition of heat pump units the new units shall match existing and will be installed to match the current operating system.

         G. Computer room cooling shall be provided with a self contained, glycol cooled, air conditioning unit as required.

             1. The system shall be a down flow air discharge complete with infrared humidifier, electric reheat, dual semi-hermetic compressors, floorstand, intergal non-locking disconnect switch with over current protection, condensate pump, 4 step capacity control, 2 Liqui-tech sensors, smoke detections and be approximately 460 V 3 phase.

             2. Provide new complete dry cooler unit as required by the computer room air conditioning unit.

             3. An alternate scenario will be to provide air conditioning for the upper level computer room, via ducting, from the existing self contained unit on the lower level.

             4. This approach will require the necessary ductwork, insulation, fire dampers at floor, controls, return air ducting, ceiling and floor registers to provide for a working, efficient, well balanced air distribution system.

VI.      PLUMBING

         A. All piping, fixtures and hardware necessary to complete the required tenant improvements shall meet all local codes and correspond to existing building standard where possible.

         B. All sprinkler head relocations or additions shall be made to meet all local codes and will be completed with materials to match existing and provide for a complete, fire marshall approved system.

VII.     ELECTRICAL AND LIGHTING

         A. All electrical distribution materials and equipments shall meet required building codes and be consistent with those currently utilized within the project.

                 1. Provide special outlets and circuiting for Computer Room, Coffee Area appliances, copiers, and security system as required.

         B. All offices shall have a quadtruplex outlet, one duplex outlet and a phone/data outlet to correspond to existing FileTek systems.

                 1. The installation of the phone and data outlets, associated wiring and tie into the phone system shall be a part of the project scope.

                 2. "Texel" was the FileTek installer for the previous improvements.

                 3. FileTek shall retain the option of directly contracting with "Texel" or any other telecommunications subcontractor for the installation of the phone and data system.

                 4. If FileTek elects to have "Texcel", or any other telecommunications subcontractor install this system directly, any savings to the build out allowance realized by this approach shall be rebated to the overall build out allowance.

         C. All light fixtures shall be reused as available for the new tenant improvements.

                 1.    If new lights are required they shall match existing.

         D. Switching of lighting will be at the individual offices and spaces or 3-way locations in corridor areas.

                 1. Conference rooms and the computer room shall have two zone switching of fixtures.

         E. The reception area shall have down lights and track lighting similar to the lower level reception area.

         F. Computer room grounding shall be provided similar to that system used on the lower level.

         G. Fire alarm wiring, devices and emergency lighting shall be relocated or installed to provide for a complete fire marshall approved system.

         H. Power feeds and phone/data for the systems furniture areas will be located in the adjacent drywall partitions.